Exhibit 99.2

Yogesh Gupta Chief Executive Office September 9, 2024 Progress to Acquire ShareFile Supplemental Information

Important Information

Note Regarding Forward-Looking Statements

This slide presentation contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Risks, uncertainties and other important factors that could cause actual results to differ from those expressed or implied in the forward looking statements include: Progress’ ability to close the proposed transaction, the expected time of closing or the expected benefits therefore; uncertainties as to the effects of disruption from the acquisition of ShareFile making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Progress’ or ShareFile’s control; transaction costs; actual or contingent liabilities; uncertainties as to whether anticipated synergies will be realized; and uncertainties as to whether ShareFile’s business will be successfully integrated with Progress' business. For further information regarding risks and uncertainties associated with Progress' business, please refer to Progress' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2023. Progress undertakes no obligation to update any forward-looking statements, which speak only as of the date of this presentation.

Non-GAAP Metrics

Please note that we reference non-GAAP metrics, such as ARR, which are not prepared in accordance with, or an alternative to, generally accepted accounting principles in the United States (“GAAP”). Such non-GAAP metrics should be considered in conjunction with our GAAP results, as the items excluded from the non-GAAP metrics often have a material impact on Progress’ financial results. Please see “Important Information Regarding Non-GAAP Financial Information” in Exhibit 99.1 of the Form 8-K filed by Progress on June 25, 2024 for a description of these non-GAAP metrics.

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ShareFile – Overview of Proposed Transaction

Timing	• Definitive agreement signed on September 9, 2024 • Currently expected close in FY2024, subject to regulatory review and customary closing conditions
Purchase Price	• $875 million, all-cash transaction • Paid with a combination of cash on hand and capacity under our existing revolving line of credit
Financial Overview	• ShareFile expected to contribute more than $240M in revenue and ARR • Pro-forma net leverage of ~3.6x expected at closing – Similar to past acquisitions, we expect to de-lever through aggressive debt pay down beginning after the transaction closes
Integration	• Cost synergies expected to be fully realized within 12 months • Greater than 40% operating margin expected post-integration

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© 2024 Progress Software Corporation and/or its subsidiaries or affiliates. All rights reserved.

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Strategic Rationale



- ✓ ShareFile fits perfectly with our existing Digital Experience portfolio
  - *ShareFile's content-centric collaboration and workflow automation are crucial to creating seamless and engaging digital experiences*
- ✓ ShareFile is a modern, SaaS-native AI-powered platform operating efficiently at scale and can help accelerate our SaaS efforts
- ✓ ShareFile is a 100% recurring revenue business with over 86,000 customers and strong net retention rates of over 100%
- ✓ Expect ROIC > WACC, creating meaningful shareholder value
- ✓ This deal reflects the continuation of our disciplined M&A approach

Progress
© 2024 Progress Software Corporation and/or its subsidiaries or affiliates. All rights reserved.

5 © 2024 Progress Software Corporation and/or its subsidiaries or affiliates. All rights reserved. 5 © 2024 Progress Software Corporation and/or its subsidiaries or affiliates. All rights reserved. Our Total Growth Strategy 1. Invest and Innovate 2. Acquire and Integrate 3. Drive Customer Success Another step in our journey to create sustained shareholder value through disciplined accretive M&A

6 © 2024 Progress Software Corporation and/or its subsidiaries or affiliates. All rights reserved. ShareFile is the Right Acquisition for Progress 100% Recurring Revenue and 100%+ Net Retention Rate Strong Financial Characteristics End Market Alignment Meets Our Strict Financial Criteria Focused on Digital Experience and Content - centric Collaboration Expected Return that Exceeds WACC Highly Accretive Over $240 million of Revenue and ARR

Who is ShareFile?

Modern cloud content collaboration platform, with AI-enabled document-centric collaboration and workflows, client portals, secure file sync and share and eSignature

$240M+	**100%**	**100%**	**100%+**	**86K+**
Revenue and ARR	Recurring Revenue	SaaS	Net Retention Rate	Customers

Built Secure & Compliant | **Designed for Efficiency** | **Just What You Need**

ShareFile™

Progress
© 2024 Progress Software Corporation and/or its subsidiaries or affiliates. All rights reserved.
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8 © 2024 Progress Software Corporation and/or its subsidiaries or affiliates. All rights reserved. ÇÇ Project - based Collaboration & Client Portal Track changes and manage document versions Document Transaction & Generation eSignature capabilities to streamline contract management Secure File Sync & Share Secure, encrypted environment for sharing files that integrates with 3 rd party applications ÇÇ Automated Workflows Document - based collaboration for reviews, approvals and updates ShareFile Platform World - class Security | Highly Configurable | Cloud Native Business Services | Financial Services | Horizontal & Other

9 © 2024 Progress Software Corporation and/or its subsidiaries or affiliates. All rights reserved. ShareFile Will Thrive Within Progress Cultural Alignment Shared commitment to innovation and helping customers achieve their goals Trusted Provider Over 4 million developers and technologists at thousands of organizations globally depend on Progress Digital Experience Expertise Long history and expertise in digital experience and infrastructure software Strong Customer Focus Proven track record of outstanding customer success

10 © 2024 Progress Software Corporation and/or its subsidiaries or affiliates. All rights reserved. Ipswitch FY’19 Chef FY’ 20 Kemp FY ‘21 FY ‘22 MarkLogic FY ‘23 ShareFile FY ’24E FY’ 18 Total Growth Strategy Implemented Successful Track Record of M&A Revenue $432M Revenue $456M Revenue $557M Revenue $611M Revenue $698M Approaching ~$1B of revenue in FY ’25E